FOR IMMEDIATE RELEASE
July 15, 2004
CONTACT: Jerry L. Calvert
(864) 594-5690 (Work)
(864) 590-8858 (Cell)

First National Bancshares, Inc. Announces Record Earnings for Second Quarter and First Six Months of 2004-

Spartanburg, SC, July 15, 2004 – First National Bancshares, Inc., (OTC: FNSC) the bank holding company for First National Bank of the South, today announced record financial results for the quarter and six months ending June 30, 2004.

Net income for the six months ended June 30, 2004 was $630,373 or $.29 per diluted share compared to net income of $400,478 or $.20 per diluted share in the same period last year, an increase of 57.4% in net income and 45% in earnings per diluted share. For the quarter, First National posted net income of $315,341 or an increase of 42.4% over net income of $221,462 for the same period last year. Earnings per diluted share rose to $.14 for the quarter, an increase of 27.3% over $.11 per diluted share for the quarter ending June 30, 2003.

Total assets ended the quarter at $208.2 million, an increase of 29.9% over total assets of $160.3 million a year ago. Total loans increased 45% to $162.3 million as compared to $111.9 million at June 30, 2003. Deposits ended the quarter at $175.7 million compared to $139.0 million at June 30, 2003, or an increase of 26.4%.

Jerry L. Calvert, President and CEO, said, “We are very pleased with our financial performance so far in 2004. Our growth in earnings and assets has been in excess of our projections to date. We are optimistic about the signs for improvement in our economy and are well-positioned to maximize our earnings should interest rates continue their upward trend.”

Mr. Calvert continued, “We recently introduced FREE online bill payment and FREE small business checking to further expand our customer base. We closed the sale of an additional $3 million in trust preferred securities in April to give us additional capital needed to continue our growth. We continue to evaluate opportunities for growth and expansion in new and existing markets.” First National’s stock price closed at $21.95 on July 14, 2004. This is after a 3 for 2 stock split that was effective on March 1, 2004.

First National Bancshares, Inc. is a bank holding company based in Spartanburg, South Carolina. Its stock is quoted on the OTC Bulletin Board under the symbol FNSC. It was incorporated in 1999 to conduct general banking business through its wholly-owned subsidiary, First National Bank of the South.

First National Bank of the South provides a wide range of financial services to consumer and commercial customers through two divisions. The Spartanburg banking division operates three full-service offices in Spartanburg County under the name First National Bank of Spartanburg. The small business lending division operates under the name First National Business Capital. The division is based in Greenville and provides small business lending services to customers in the Carolinas and Georgia. First National also offers trust and investment management services to its customers through Colonial Trust Company which has offices in Spartanburg and Greenville. Additional information about First National is available on its web site at www.firstnational-online.com.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future growth and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected non-interest expenses or excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. First National undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Income Statement Data	For the Six Months Ended June 30,		Increase/
(unaudited)	2004	2003	(Decrease)

Net interest income	$2,854,775	$2,120,338	34.6%
Provision for loan losses	400,317	237,333	68.7%
Noninterest income	738,024	707,798	4.3%
Noninterest expense	2,285,471	1,970,265	16.0%
Income tax expense	276,638	220,060	25.7%
Net income	$630,373	$400,478	57.4%

Net interest margin	3.13%	3.02%	3.6%
Return on average assets	0.66%	0.57%	15.8%
Return on average equity	9.95%	6.77%	47.0%
Efficiency ratio	63.61%	69.67%	(8.7%)
Charge-offs as a % of average loans	0.01%	<0.01%	100%

Earnings per diluted share	$0.29	$0.20	45.0%
Weighted average shares outstanding
Basic	1,802,846	1,802,709	<1%
Diluted	2,168,849	2,011,513	7.8%

Selected Balance Sheet Data	As of June 30,		Increase/
(unaudited)	2004	2003	(Decrease)

Assets	$208,214,596	$160,326,929	29.9%
Loans, net of unearned income	162,284,632	111,942,716	45.0%
Allowance for loan losses	2,020,444	1,399,347	44.4%
Deposits	175,697,255	138,977,885	26.4%

Income Statement Data	For the Quarter Ended June 30,		Increase/
(unaudited)	2004	2003	(Decrease)

Net interest income	$1,434,233	$1,071,370	33.9%
Provision for loan losses	232,156	72,825	318.8%
Noninterest income	367,748	330,442	11.3%
Noninterest expense	1,125,999	987,207	14.1%
Income tax expense	128,485	120,318	6.8%
Net income	$315,341	$221,462	42.4%

Net interest margin	3.06%	2.90%	5.5%
Return on average assets	0.60%	0.57%	5.3%
Return on average equity	10.29%	7.46%	37.9%
Efficiency ratio	62.49%	70.42%	(11.3%)
Charge-offs as a % of average loans	0.03%	<.01%	300%

Earnings per diluted share	$0.14	$0.11	27.3%
Weighted average shares outstanding
Basic	1,802,846	1,802,850	<1%
Diluted	2,217,927	2,015,593	10%

Note: Per share data and number of shares have been adjusted to reflect the 3-for-2 stock split.